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                                                                     Exhibit 5.1


                     [LETTERHEAD OF DORSEY & WHITNEY LLP]

SUPERVALU INC.
11840 Valley View Road
Eden Prairie, MN 55344

         Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to SUPERVALU INC., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance by the Company of (1) $350,000,000 aggregate principal amount of the Company's 7 7/8% Notes due 2009 (the "New 7 7/8% Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of the Company's outstanding unregistered 7 7/8% Notes due 2009 (the "Original 7 7/8% Notes") and
(2) $250,000,000 aggregate principal amount of the Company's 7 5/8% Notes due 2004 (the "New 7 5/8% Notes") registered under the Securities Act in exchange for a like principal amount of the Company's outstanding unregistered 7 5/8% Notes due 2004 (the "Original 7 5/8% Notes"). The New 7 7/8% Notes and the New
7 5/8% Notes are issuable under an Indenture dated as of July 1, 1987, as supplemented (the "Indenture"), by and between the Company and Bankers Trust Company, as trustee (the "Trustee").

         We have examined such documents, including resolutions adopted by the Board of Directors of the Company on June 30, 1999 and August 11, 1999 (collectively, the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that:

         (1) the New 7 7/8% Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee as specified in the Indenture and delivered against surrender and cancellation of a like principal amount of Original 7 7/8% Notes in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

         (2) the New 7 5/8% Notes have been duly authorized by the Company and, when executed by the Company and authenticated by the Trustee as specified in the Indenture and delivered against surrender and cancellation of a like principal amount of Original 7 5/8% Notes in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.
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SUPERVALU INC.
Page 2

         The opinions set forth above are subject to the following qualifications and exceptions:

                  (a) Our opinions stated above are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws of general application affecting creditors' rights.

                  (b) Our opinions stated above are subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

                  (c) In rendering the opinions set forth above, we have assumed that, at the time of the authentication and delivery of the New 7 7/8% Notes and the New 7 5/8% Notes, the Resolutions referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the New 7 7/8% Notes and the New 7 5/8% Notes, the Registration Statement will have been declared effective by the Securities and Exchange Commission and will continue to be effective, none of the particular terms of the New 7 7/8% Notes and the New 7 5/8% Notes will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

         Our opinions expressed above are limited to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States of America.

         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus that is part of the Registration Statement.

Dated: November 2, 1999
                                               Very truly yours,

                                               /s/ Dorsey & Whitney LLP

GLT
KLP